UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 11, 2005

MarkWest Hydrocarbon, Inc.

(Exact name of registrant as specified in its chapter)

Delaware	1-14841	84-1352233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

155 Inverness Drive West, Suite 200, Englewood, CO		80112-5000
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:  303-290-8700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On April 11, 2005, management of MarkWest Hydrocarbon, Inc. (the “Company”), after discussion with the Audit Committee of our Board of Directors, determined that previously issued financial information for the fiscal years 2002 and 2003 and the first three quarters of fiscal years 2004 and 2003 should be restated to reflect compensation expense for the sale of subordinated partnership units of its subsidiary MarkWest Energy Partners, L.P. (the “Partnership”) and interests in the Partnership’s General Partner, to certain of its directors and officers from 2002 through 2004.  Historically, the Company had recorded its sale of the subordinated Partnership units and interests in the General Partner to the Company’s directors and officers as a sale of an asset.  However, as a result of a recent evaluation, the Company determined that all of these transactions should be accounted for as compensatory arrangements, consistent with the guidance in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, which requires the Company to record compensation expense based on the market value of the subordinated Partnership units and of the General Partner interests held by the officers and directors, at the end of each reporting period.  Accordingly, the previously issued financial statements for fiscal years 2002 and 2003 and the first three quarters of fiscal year 2004 and 2003 contained in our previously filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q should no longer be relied upon.  The Audit Committee of the Company has discussed these matters with our independent registered public accounting firms relevant to those periods.  The Company will restate its consolidated financial statements as of December 31, 2003 and for the years ended December 31, 2003 and December 31, 2002 for the adjustments discussed above in connection with filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.  This Form 10-K will also include the financial statements for fiscal 2004 and restated quarterly financial statements for fiscal years 2003 and 2004.

As of the date of this Report, the Company is continuing to review these issues in relation to the financial statements.  Accordingly, the financial statements are not finalized.

The Company has issued a press release regarding these matters, which is attached as Exhibit 99.1 hereto.

ITEM 8.01 OTHER EVENTS.

On April 15, 2005, the Company issued a press release attached hereto as 99.1, announcing that it would be unable to complete and timely file its fiscal 2004 Annual Report on Form 10-K with the SEC.  This delay is a result of its consolidated subsidiary, MarkWest Energy Partners, L.P. (the “Partnership”), having not yet filed its 2004 Annual Report on Form 10-K with the SEC, as well as the Company’s need to restate certain of its financial statements, as discussed above in Item 4.02.

The Partnership previously announced on March 30, 2005, that it would be delayed in filing its Form 10-K for fiscal year 2004 as a consequence of identifying certain material weaknesses in its internal control over its financial reporting, and that its audit would not be completed by March 31, 2005.  The Partnership is endeavoring to file its Form 10-K as soon as reasonably possible.  The American Stock Exchange (“AMEX”) issued a warning letter to the Partnership on account of the delayed filing, granting the Partnership until May 2, 2005, to file its Form 10-K and regain compliance with the exchange’s requirements.  Due to the fact that the Partnership’s financials are consolidated with the Company’s and the Partnership has not yet filed its Form 10-K, the Company, in turn, is unable to complete and file its 2004 Annual Report by its prescribed filing date.  The Company understands that it will receive a similar warning letter from AMEX as a result of the delay in filing its Form 10-K. The Company intends to file its 2004 Form 10-K as promptly as possible after the Partnership, its consolidated subsidiary, has filed its Form 10-K with the SEC.

The Company is devoting a substantial amount of its resources to complete its financial statements and related audit, and intends to file its Form 10-K upon the resolution of the issues identified above.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

The exhibit identified below is filed as part of this report:

Exhibit 99.1	Press Release of the Company dated April 15, 2005 regarding the delayed filing of its Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, MarkWest Hydrocarbon, Inc., as registrant, has duly caused this report to be signed on its behalf by the undersigned, thereunto authorized.

MarkWest Hydrocarbon, Inc.
(Registrant)

Date: April 15, 2005	By:	/s/ James G. Ivey
	Name:	James G. Ivey
	Title:	Chief Financial Officer

Exhibit Index

99.1      Press Release of the Company dated April 15, 2005 regarding the delayed filing of its Annual Report on Form 10-K.